EXHIBIT 2.2

                         FIRST AMENDMENT
            TO THE AGREEMENT AND PLAN OF REORGANIZATION

     THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (the
"Amendment") is made and entered into as of the     day of October, 1997, by
and among OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback"), WIBEL & ASSOCIATES, INC., a Michigan corporation ("WAI") and MARK P. WIBEL, an individual residing in the State of Michigan ("Wibel").

                      W I T N E S S E T H

     WHEREAS, Outback and WAI were partners in that certain Florida limited partnership known as Outback/Detroit Limited Partnership ("Partnership") which operates Outback Steakhouse restaurants in the State of Michigan; and

     WHEREAS, OSI, Outback, WAI and Wibel are parties to that certain Agreement and Plan of Reorganization dated August 6, 1997 (the "Agreement"); and

     WHEREAS, pursuant to the Agreement, WAI was merged with and into Outback (the "Merger") and all of the outstanding shares of capital stock of WAI, owned by Wibel, were converted into shares of Common Stock, par value $.01, of OSI (the "OSI Common Stock"); and

     WHEREAS, in connection with the Merger, OSI desires that WAI and Wibel settle and release all claims WAI and Wibel may have against OSI, Outback and the Partnership arising out of or related to OSI, Outback and/or the Partnership's development and/or operation of any Outback Steakhouse restaurants in the states of Michigan and Ohio, subsequent to April 1, 1997; and

     WHEREAS, in consideration for such settlement and release, OSI shall increase the number of shares of OSI Common Stock to be issued pursuant to the Merger by an additional 20,458 shares of OSI Common Stock; and

     WHEREAS, the parties hereto desire by this Amendment to set forth the terms and conditions of such settlement and release.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

      1. Increase in Number of Shares. OSI shall increase the number of shares of OSI Common Stock to be issued pursuant to the Merger by an additional twenty thousand four hundred and fifty-eight (20,458) shares of OSI Common Stock (the "Additional Shares"). The Agreement shall be amended as follows to issue the Additional Shares:

      A. Section 1.1 of the Agreement shall be amended in its entirety to read as follows:
            The Merger. Subject to and upon the terms and conditions contained herein, WAI shall be merged with and into Outback, with Outback being the surviving corporation, in accordance with the Articles of Merger substantially in the form attached to this Agreement as Exhibit A (the "Merger Agreement"), which will be executed and delivered by OSI, Outback, and WAI prior to the Merger. As a result of the Merger, each voting and nonvoting common share of WAI outstanding immediately before the Effective Date (as herein defined) shall, by virtue of the Merger and without any further action being required by the holders thereof, be converted into and exchanged for 18.6458 shares of OSI Common Stock.

       B. Section 1.2(a) of the Agreement shall be amended in its entirety to read as follows:

             Except as otherwise provided in Section 1.2, the total number of shares of OSI Common Stock to be issued pursuant to the Merger shall be one hundred eighty-six thousand, four hundred fifty eight (186,458).

       C. Section 1.2(b) of the Agreement shall be amended in its entirety to read as follows:

             If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of capital stock of WAI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period or (ii) WAI shall have issued additional shares of its capital stock, the number of shares of OSI Common Stock received in exchange for each share of WAI's capital stock shall be adjusted so that the aggregate number of shares of OSI Common Stock received in exchange for all shares of WAI's capital stock (assuming no Dissenting Shares) remains at one hundred eighty-six thousand, four hundred fifty eight (186,458).

          2. Limitation on Registration Rights. The registration rights granted to Wibel pursuant to Article 7 of the Agreement shall not apply to the Additional Shares.

          3. Restriction on Sale. Wibel may not sell any of the Additional Shares prior to October 1, 1998. Wibel may sell twenty percent (20%) of the Additional Shares in each one-year period subsequent to October 1, 1998. A restrictive legend reflecting such restriction shall be placed on each of the Certificates representing the Additional Shares.

          4. Settlement and Release of Claims. Section 1 of the Agreement shall be amended to add the following as Section 1.12:

               1.12 Settlement and Release of Claims. WAI and Wibel hereby release, acquit and forever discharge OSI, Outback and the Partnership of and from any and every action, cause of action, claim, demand, right, obligation, remedy, liability, cost and
      expense they have or may have against OSI, Outback and/or the Partnership of whatsoever kind or nature, whether legal, equitable or administrative, and whether known or unknown, arising directly or indirectly or pertaining in any way to OSI's, Outback's and/or the Partnership's development and/or operation of any Outback Steakhouse restaurant in the states of Michigan and Ohio, including, but not limited to, any claim of ownership WAI or Wibel may have with respect to any Outback Steakhouse restaurants opened subsequent to April 1, 1997.

          5. Effective Date. This Amendment shall be deemed effective as of the Effective Date as such term is defined in Section 1.6 of the Agreement.

          6. Entire Agreement. The Agreement, as modified by this Amendment, shall constitute and contain the complete agreement among the parties with respect to the transactions contemplated thereby and supersede all prior agreements and understandings among the parties with respect to such transactions.

          7. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute only one original.

          8. Successors and Assigns. This Amendment and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          9. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of comity or conflicts of law thereof.

          10. Headings. All headings and captions in this Amendment are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision hereof.

          11. Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

          12. Jurisdiction and Venue. The parties agree that any action relating to this Amendment, brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in the judicial circuit in which OSI has its principal place of business. Each party hereby agrees to submit to the personal jurisdiction of such courts and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

          13. Enforcement. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Amendment, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs and including appellate proceedings.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                                 "OSI"

Attest:                                          OUTBACK STEAKHOUSE, INC.
                                                 a Delaware corporation

By: /s/ Joseph J. Kadow                          By: /s/ Robert D. Basham
    JOSEPH J. KADOW                                  ROBERT D. BASHAM
    Title: Secretary                                 Title: Chief Operating
                                                            Officer


                                                 "Outback"

Attest:                                          OUTBACK STEAKHOUSE OF
FLORIDA, INC.,
                                                 a Florida corporation

By: /s/ Joseph J. Kadow                          By:/s/ Paul E. Avery
    JOSEPH J. KADOW                                 PAUL E. AVERY
    Title: Secretary                                Title: President



Witness:                                         "Wibel"



/s/ Molly Marie Brown                            /s/ MARK V. WIBEL
                                                 MARK V. WIBEL
______________________________________


                                                "WAI"

Attest:                                          WIBEL & ASSOCIATES, INC.
                                                 a Michigan corporation


By: /s/ Mark V. Wibel                            By: /s/ Mark V. Wibel
    MARK V. WIBEL                                    MARK V. WIBEL
    Title: Secretary                                 Title: President